Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Rights Agreement, dated as of April 29, 2015 (the “Rights Agreement”), between XURA, INC., a Delaware corporation formerly known as Comverse, Inc. (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent (the “Rights Agent”), is made and entered into as of August 19, 2016.

RECITALS

WHEREAS the Company has entered into that certain Agreement and Plan of Merger, by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, dated May 23, 2016 (the “Merger Agreement”), pursuant to which (A) Merger Sub will be merged with and into the Company (the “Merger”), and (B) Merger Sub will cease to exist and the Company will become an indirect wholly-owned subsidiary of Parent;

WHEREAS, Section 26 of the Rights Agreement provides that, prior to the Distribution Date, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights;

WHEREAS, as of the time immediately prior to this Amendment, the Distribution Date has not occurred; and

WHEREAS, the Company’s Board of Directors has determined, in connection with the execution of the Merger Agreement, that it is in the best interest of the Company and its stockholders to amend the Rights Agreement and has directed that the Rights Agreement be amended as provided herein pursuant to Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree that the Rights Agreement is amended as follows, effective as of immediately prior to the Closing (as defined in the Merger Agreement):

AGREEMENT

1. Section 1 of the Rights Agreement shall be supplemented by adding the following definitions:

“Merger” shall have the meaning specified in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated May 23, 2016, by and among Parent, Sierra Private Merger Sub Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, and the Company.

“Parent” shall mean Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales.

2. The definition of “Final Expiration Date” as set forth in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Final Expiration Date” shall be the earlier of (i) the Closing Date, effective immediately prior to the Closing (each as defined in the Merger Agreement), and (ii) April 29, 2018.

3. The Rights Agreement is hereby further amended by adding the following Section 34, to appear immediately following Section 33 of the Rights Agreement:

“Section 34. Merger.

Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date shall be deemed to have occurred, neither Parent, Sierra Private Holdings III LLC (“Holdings III”) nor any Affiliate or Associate of Parent or Holdings III shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a)(ii) or 23(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger), provided that if, after the termination of the Merger Agreement pursuant to Article VI thereof, Parent or any its Subsidiaries or any of their respective Affiliates or Associates becomes the Beneficial Owner of any shares of Common Stock of the Company (other than by reason of the approval, execution, delivery or effectiveness of the Merger Agreement or the consummation of any of the transactions contemplated thereby) the provisions of this Section 34 (other than this proviso) shall not be applicable.”

4. Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.

5. The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

6. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

XURA, INC.

By:	/s/ Roy Luria
Name:	Roy Luria
Title:	Executive Vice President, General Counsel and Corporate Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,
as Rights Agent

By:	/s/ Paula Caroppoli
Name:	Paula Caroppoli
Title:	Senior Vice President

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT